Contact:	Todd Wood Biopure Corporation	Herb Lanzet (Investors) H.L. Lanzet Inc.
	(617) 234-6576	(212) 888-4570
	IR@biopure.com	lanzet@aol.com
FOR IMMEDIATE RELEASE
BIOPURE ANNOUNCES 2007 SECOND QUARTER FINANCIAL RESULTS
CAMBRIDGE, Mass., May 17, 2007 — Biopure Corporation (Nasdaq: BPUR) today announced its financial results for the second fiscal quarter ended April 30, 2007. For the quarter, the company reported a net loss of $6.2 million, or $0.08 per common share, compared with a net loss of $7.1 million, or $0.18 per common share, for the corresponding period in 2006. Class A common shares outstanding on April 30, 2007 and 2006 were 77,955,124 and 41,048,770, respectively.
Revenues
Total revenues for the second quarter of 2007 were $619,000, including $500,000 from sales of the company’s veterinary product Oxyglobin® and $113,000 from past congressional appropriations administered by the U.S. Army*. The Army payments reimburse Biopure for certain trauma development expenses for Hemopure®. Total revenues for the same period in 2006 were $411,000, including $327,000 from Oxyglobin sales and $81,000 from Army payments. Reimbursements from the Army vary with the amount of reimbursable activity by the company. Oxyglobin revenues increased during the second fiscal quarter of 2007 compared to 2006 due to higher unit sales and a higher average selling price.
Cost of revenues was $2.8 million for the second quarter of fiscal 2007, compared to $3.3 million for the same period in 2006. Cost of revenues includes costs of both Oxyglobin and Hemopure. During the second fiscal quarter of 2006 the company recorded a $721,000 write-down of inventory for which there is no comparable expense in 2007.
Expenses
Research and development expenses were $1.9 million for the second quarters of fiscal 2007 and 2006. Salary expenses and spending on preclinical studies increased during the second quarter of fiscal 2007 compared to the same period in 2006, offset by decreases in outside services expenses.
Sales and marketing expenses increased to $366,000 for the second quarter of fiscal 2007, from $155,000 for the same period in 2006. The increase is due to expenses related to a U.K. medical advisory board meeting for Hemopure.
General and administrative expenses were $2.0 million for the second quarter of fiscal 2007 compared to $2.3 million for the corresponding period in 2006, due mostly to lower insurance premiums and consulting expenses.
Financial Condition
At April 30, 2007, Biopure had $11.5 million in cash on hand.
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*	From Grant DAMD17-02-1-0697. The U.S. Army Medical Research Acquisition Activity, 820 Chandler Street, Fort Detrick MD 21702-5014, is the awarding and administering acquisition office.

Clinical Developments
Hemopure-related clinical activities during the second fiscal quarter included the following:
•	Initiated patient enrollment in a Phase 2 percutaneous coronary intervention trial in The Netherlands.

•	Continued patient enrollment in the Phase 2 trauma trial in South Africa, the Phase 2 limb ischemia/wound healing trial in South Africa and the Phase 2 coronary artery bypass graft surgery (CABG) trial in Greece and the U.K.; added a CABG trial site in South Africa, which began screening patients.

•	Met with U.K. regulatory assessors to discuss the company’s marketing authorization application (MAA) for an orthopedic surgical anemia indication for Hemopure in the U.K., including a modification of the proposed indication for use when suitable blood is not available, and continued preparing the next submission to the U.K. Commission on Human Medicines’ responding to the provisional opinion letter. The timing of the next submission is uncertain but likely to be at the end of the summer.

•	Worked with consultants and clinicians to develop clinical trial protocols, including a “compassionate use” protocol for planned submission to the U.S. Food and Drug Administration (FDA).

•	Participated in a meeting between the Naval Medical Research Center (NMRC) and the FDA to discuss NMRC’s preparation of a modified, Phase 2 RESUS trauma trial protocol and revised investigational new drug (IND) application for planned submission to the FDA.

•	Ongoing collaboration with NMRC on the development of modified/new product formulations for trauma, including a potential multi-functional blood substitute.
FY2007 Third Quarter Financial Results
Biopure expects to issue a press release announcing its financial results for the third fiscal quarter ending July 31, 2007, on Tuesday, August 21, 2007.
Biopure Corporation
Biopure Corporation develops, manufactures and markets pharmaceuticals, called oxygen therapeutics, that are intravenously administered to deliver oxygen to the body’s tissues. Hemopure® [hemoglobin glutamer — 250 (bovine)], or HBOC-201, is approved for sale in South Africa for the treatment of surgical patients who are acutely anemic. Biopure has applied in the United Kingdom for regulatory approval of a proposed orthopedic surgical anemia indication. The company is developing Hemopure for a potential indication in cardiovascular ischemia, in addition to supporting the U.S. Navy’s government- funded efforts to develop a potential out-of-hospital trauma indication. Biopure’s veterinary product Oxyglobin® [hemoglobin glutamer — 200 (bovine)], or HBOC-301, the only oxygen therapeutic approved by the U.S. Food and Drug Administration and the European Commission, is indicated for the treatment of anemia in dogs. Biopure has sold approximately 182,000 units of Oxyglobin, which have been used to treat an estimated 100,000 animals.
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Statements in this press release that are not strictly historical are forward-looking statements, including those that might imply that the Navy’s proposed RESUS clinical trial will be allowed to proceed or may receive marketing approval in additional jurisdictions or for additional indications, and those that might imply the timing of regulatory submissions and regulatory actions. Actual results and their timing may differ materially from those projected in these forward-looking statements due to risks and uncertainties. These risks include, without limitation, uncertainties regarding the company’s financial position, unexpected costs and expenses, delays and determinations by regulatory authorities, unanticipated problems with the product’s commercial use, whether or not product related, and with product distributors, sales agents or other third parties, and delays in or unpredictable outcomes of clinical trials, and the factors identified under the heading “Risk Factors” in the company’s quarterly report on Form 10-Q filed on March 19, 2007, which can be accessed in the EDGAR database at the U.S. Securities and Exchange Commission’s (SEC) website, http://www.sec.gov. The company undertakes no obligation to release publicly the results of any revisions to these forward-looking statements to reflect events or circumstances arising after the date hereof. A full discussion of the company’s operations and financial condition can be found in the company’s filings with the SEC.
The content of this press release does not necessarily reflect the position or the policy of the U.S. Government or the Department of Defense, and no official endorsement should be inferred.
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BIOPURE CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	April 30		April 30
	2007	2006	2007	2006
Total revenues	$619	$411	$1,213	$888
Cost of revenues	2,775	3,338	5,937	6,412

Gross loss	(2,156)	(2,927)	(4,724)	(5,524)
Operating expenses:
Research and development	1,864	1,866	3,779	3,340
Sales and marketing	366	155	758	327
General and administrative	2,027	2,287	4,258	4,587

Total operating expenses	4,257	4,308	8,795	8,254

Loss from operations	(6,413)	(7,235)	(13,519)	(13,778)
Other income, net	193	126	371	229

Net loss	$(6,220)	$(7,109)	$(13,148)	$(13,549)

Basic and diluted net loss per common share	$(0.08)	$(0.18)	$(0.18)	$(0.40)

Weighted-average common shares outstanding	77,810	39,574	71,183	34,194

CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	April 30, 2007	October 31, 2006
Assets
Total current assets	$15,496	$10,852
Net property and equipment	20,637	22,175
Other assets	777	805

Total assets	$36,910	$33,832

Liabilities and stockholders’ equity
Total current liabilities	$3,189	$4,216
Deferred revenue, net of current portion	1,115	987
Restructuring costs, net of current portion	—	46
Other long term liabilities	41	41

Total liabilities	4,345	5,290

Total stockholders’ equity	32,565	28,542

Total liabilities and stockholders’ equity	$36,910	$33,832